Filed pursuant to Rule 433
Registration No. 333-198989
March 21, 2016

PRICING TERM SHEET

EL PASO ELECTRIC COMPANY
$150,000,000
5.000% Senior Notes due December 1, 2044

Issuer:	El Paso Electric Company
Issue:	5.000% Senior Notes due December 1, 2044
Ratings*:	Baa1 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services
Principal Amount:	$150,000,000 (Reopening of 5.000% Senior Notes due December 1, 2044, of which $150,000,000 was previously issued on December 1, 2014), for a total principal amount outstanding of $ 300,000,000
Maturity:	December 1, 2044
Coupon:	5.000% (interest accrues from December 1, 2015)
Interest Payment Dates:	June 1 and December 1, commencing June 1, 2016
Treasury Benchmark:	3.000% due November 15, 2045
Treasury Yield:	2.697%
Reoffer Spread:	T+200 basis points
Reoffer Yield:	4.697%
Price to Public:	104.701% of the principal amount thereof, plus accrued interest from December 1, 2015 to, but excluding, March 24, 2016 (the total amount of accrued interest on March 24, 2016 will be $2,354,166.67)
Transaction Date:	March 21, 2016
Settlement Date:	March 24, 2016 (T+3)
Redemption Terms:
Make-whole call:	Prior to June 1, 2044, callable at any time at a make-whole premium of the greater of (i) 100% of the principal amount and (ii) discounted present value at Treasury Rate plus 30 basis points
Par call:	On or after June 1, 2044, callable at any time at par
Minimum Denomination:	$1,000
CUSIP/ISIN:	283677AZ5/US283677AZ52
Joint Book-Running Managers:	Wells Fargo Securities, LLC
U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Wells Fargo Securities, LLC, toll-free at (800) 645-3751 or U.S. Bancorp Investments, Inc., toll-free at (877) 558-2607.